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                                                                   EXHIBIT 10.31

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT
                    ----------------------------------------

          THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT is made as of this 18th day of September, 1995, by and between CoastFed Business Credit Corporation, a California corporation ("Employer" or "CBCC"), which is a wholly-owned subsidiary of Imperial Credit Industries, Inc., a California corporation ("ICII"), and Scott B. Sampson, an individual ("Employee"), with reference to the following facts:


                                R E C I T A L S
                                ---------------

     WHEREAS, ICII (or its assignee) is purchasing all of the outstanding capital stock (the "Stock") of Employer pursuant to that Stock Purchase Agreement among ICII, Coast Federal Bank, Federal Savings Bank and Employer dated as of September 18, 1995 (the "Purchase Agreement");

     WHEREAS, Employee is knowledgeable of and skillful in Employer's business, and has well established business relationships and contacts in the current business of Employer which includes, but is not limited to, financial services and loans to business borrowers (the "Business");

     WHEREAS, ICII expects to receive the benefit of the sole use of all trade marks, service marks, tradenames or fictitious business names of Employer;

     WHEREAS, Employee is knowledgeable and responsible in part for developing Employer's trade secrets, including confidential information concerning product and service marketing plans and strategy, customer needs and peculiarities, and customer lists and detail information (the "Trade Secrets");

     WHEREAS, Employee has significant business acumen and financial strength to conduct an enterprise upon termination of his employment relationship with Employer as described hereunder which would compete with the Business in the markets currently served by Employer, and each of Employer and ICII desires that Employee not participate in such a competing business;

     WHEREAS, ICII would not enter into the Purchase Agreement unless it is assured that it will be able to operate the Business of Employer without competition from Employee;

     WHEREAS, Employee has agreed not to compete with Employer or use any confidential and/or proprietary business information regarding the business of Employer to the detriment of Employer or ICII during the term of this Agreement, in order to induce ICII to enter into the Purchase Agreement and to perform its obligations thereunder;

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          WHEREAS, Employer desires that Employee be employed as President and
Chief Operating Officer of Employer, such employment to become effective on the Closing Date (as that term is defined in the Purchase Agreement); and

          WHEREAS, Employee is willing to be employed by Employer as described under the terms and conditions herein stated.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

     1.   Employment, Services, and Duties. Employer hereby employs Employee and
          --------------------------------
Employee hereby accepts such employment full-time as President and Chief Operations Officer of Employer, with the powers and duties consistent with such position. Employee agrees to devote 100% of all working hours to rendering the services as President and Chief Operations Officer of Employer. Employee shall render his services to Employer by and subject to the instructions and directions of Employer's Chief Executive Officer to whom Employee shall directly report.

     2.   Term and Termination
          --------------------

          2.1 Unless sooner terminated pursuant to Paragraph 2.2 hereof, Employee's employment shall commence on the Closing Date (as that term is defined in the Purchase Agreement) and shall continue for a period of five (5) years unless extended by the mutual agreement of Employer and Employee (the "Term").

          2.2 Employee's employment shall terminate prior to the expiration of the Term upon the happening of any of the following events:

               (a)  Voluntary termination by Employee which is not subject to
Section 2.2(g) herein;

               (b)  Upon the death of Employee;

               (c)  Upon dissolution and termination of the Employer;

               (d)  For cause by the Employer, that is to say only:

                    (i) if Employee is convicted of (or pleads nolo contendere to) or at any time prior to employment by Employer has been convicted of (or pled nolo contendere to) a crime of dishonesty or breach of trust or crime leading to incarceration of more than ninety (90) days (including, without

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limitation, embezzlement or theft from Employer) or the payment of a penalty or fine of $10,000, or more;

                    (ii) upon a determination by Employer that Employee has engaged in willful misconduct, gross negligence, or gross or habitual neglect in the performance of his duties under this Agreement, or has committed an act of fraud, theft or dishonesty against Employer;

                    (iii) if Employee has materially breached any of the terms of this Agreement or any other material legal obligation to Employer including, without limitation, a breach of trust or fiduciary duty involving Employer or a material violation of policies or procedures of Employer and has not cured any such breach within thirty (30) days after having been given written notice thereof by Employer; or

                    (iv) Any determination of "cause" as used in this Section 2.2(d) shall be made only in good faith by an affirmative majority vote of the Board of Directors (not counting Employee, if a director) of the Employer;

               (e)  By mutual agreement between Employer and Employee;

               (f) Upon the good faith determination of the Board of Directors of Employer that Employee has become so physically or mentally disabled as to be incapable of satisfactorily performing his duties hereunder for a period of one hundred and eighty (180) consecutive days, such determination based upon a certificate as to such physical or mental disability issued by a licensed physician and/or psychiatrist (as the case may be) employed by Employer; or

               (g)  Without cause by Employer.

          2.3 Except as set forth in Sections 4, 5, 6 and 7 herein, in the event that Employee's employment is terminated pursuant to Sections 2.2(a), (b),
(c), (d), (e) or (f) herein, neither Employer nor Employee shall have any remaining duties or obligations hereunder, except that Employer shall pay to Employee, or his representatives, on the date of termination of employment ("Termination Date"),

                    (i) such compensation as is due pursuant to Section 3.1(a) herein, prorated through the Termination Date; and

                    (ii) expense reimbursements and car allowances due and owing to Employee as of the Termination Date.

          2.4 Except as set forth in Sections 4, 5, 6 and 7 herein, in the event that Employee's employment is terminated pursuant to Section 2.2(g) herein, neither Employer nor Employee

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shall have any remaining duties or obligations hereunder, except that Employer shall pay to Employee, or his representatives, on the Termination Date,

                    (i) all such compensation as is due pursuant Section 3.1(a) through the Term;

                    (ii) whatever non-discretionary bonus or incentive compensation is provided by any plan for the year of termination, prorated through the Termination Date; and

                    (iii) expense reimbursements and car allowances due and owing to Employee as of the Termination Date.

          2.5 This Agreement shall terminate (and Employee's employment shall not in any way have been deemed to have commenced hereunder) in the event of the termination of the Purchase Agreement pursuant to Section 9.1 therein.

          2.6 In the event that ICII, Employer or any assignee or affiliate thereof causes the physical location of Employer to be moved to an area outside of a ten mile radius from that address known as 12121 wilshire Boulevard, Los Angeles, California 90025-1174, Employee may deem this Agreement terminated by giving written notice to Employer. In such event, Employee's sole remedy and rights hereunder shall be limited to the right to receive from Employer all such compensation as is referenced in section 2.4 (i), (ii) and (iii) herein.

          2.7  This Agreement shall not be terminated by any:

               (a) Merger, whether the Employer is or is not the surviving corporation; or

               (b) Transfer of all or substantially all of the assets or capital stock of the Employer.

               In the event of any such merger, transfer of assets or capital stock, dissolution, liquidation, or consolidation, the surviving corporation or transferee, as the case may be, shall be bound by and shall have the benefits of this Agreement, and the Employer shall take all action to ensure that such corporation or transferee is bound by the provisions of this Agreement.

     3.   Compensation
          ------------

          3.1 As the total consideration for the services which Employee agrees to render hereunder, Employee is entitled to the following:

               (a) A salary of Two Hundred Thousand Dollars ($200,000) per year ("Salary"), payable in equal installments

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twice monthly on those days when Employer normally pays its employees;

               (b) An annual incentive bonus in an amount equal to 1.50% of CBCC's annual pre-tax profit as determined in accordance with generally accepted accounting principles consistently applied ("GAAP") prior to payment of bonuses to Employee and Jack Baruch and amortization of goodwill. Payment of said bonus shall be contingent upon the Company's annual net profit equalling or exceeding an amount equal to the equivalent of 2.00% of Employer's average assets, not including goodwill, or a pre-tax return on capital of 20.00%, each as determined in accordance with GAAP. For purposes of this section 3.1(b), capital shall be deemed to be equal to Twelve Million Dollars ($12,000,000) and Seller's cost of funds in making calculations hereunder shall be deemed to be the rate that Bank of America announces from time to time as its prime lending rate, as in effect on the first date of each calendar month, less two percent.

               (c) Reimbursement for reasonable and necessary business and entertainment expenses incurred by him in connection with the performance of his duties hereunder. Employer shall reimburse the Employee for all such expenses upon presentation by the Employee, from time to time, of an itemized account of such expenditures. In the event that any Federal, state or local government agency or authority determines to disallow any such expenses which are reimbursed to Employee, Employee agrees, to the extent that such determination involves the Employee, to reimburse Employer for all such disallowed expenses and for all penalties incurred by Employer;

               (d) Employee shall be entitled to four (4) weeks vacation time each year without loss of compensation. Employee may be absent from his employment only at such times as Employer shall determine from time to time. Employee's vacation shall be under Employer's usual policies applicable to all employees;

               (e) Employee shall be entitled to a monthly car allowance of Five Hundred Dollars ($500) payable by the fifth day of each month;

               (f) On the Closing Date (as that term is defined in the Purchase Agreement), ICII shall grant Employee incentive stock options to purchase ten thousand (10,000) shares of ICII's Common Stock under ICII's Stock Option Plan (the "Plan"), such options to be governed by the terms of the Plan;

               (g) Employer agrees to provide Employee with insurance coverages and other benefits available to all employees of Employer under its group plans; and

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               (h)  Such other benefits as the Board of Directors of Employer, in its sole discretion, may from time to time provide.

          3.2 Employer shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation of Employee.

     4.   Non-Competition
          ---------------

          (a)  During Employee's employment hereunder, and for a period of one
(1) year following a termination of this Agreement by Employee hereunder, Employee shall not, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any person, partnership, corporation, firm, association, or other business organization, entity or enterprise (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that engages in any activity, which is the same as, similar to, or competitive with any activity now engaged in by Employer or in any way relating to the Business currently conducted by Employer in those geographic areas where Employer conducts the Business.

          (b) Nothing contained in this Agreement shall be deemed to preclude Employee from purchasing or owning, directly or beneficially, as a passive investment, one percent (1%) or less of any class of a publicly traded securities or any entity if he does not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such entity.

     5.   Confidentiality.
          ---------------

          Employee shall keep all Trade Secrets confidential; use Trade Secrets only in the course of his duties hereunder; maintain in trust, as Employer's property, all documents concerning Employer's Business, including his own work papers of any kind including telephone directories and notes, and any and all copies thereof in his possession or under his control; and transfer to Employer all documents that belong to Employer and any and all copies that are in his possession or under his control when his Employment terminates, or at any other time upon request by Employer.

     6.   Injunctive Relief
          -----------------

          Employee hereby acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of Sections 4 and 5, herein and, accordingly, that Employer shall be entitled to temporary

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and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such Sections without the necessity of proving actual damages therewith. This provision with respect to injunctive relief shall not, however, diminish Employer's right to claim and recover damages or enforce any other of its legal and/or equitable rights or defenses.

     7.   Severable Provisions
          --------------------

          The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

     8.   Reference Provision
          -------------------

          (a) Each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to the Agreement gives written notice to the other that a controversy, dispute or claim exists), will be settled by binding arbitration in Los Angeles, California in accordance with the provisions of the American Arbitration Association, which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim, and the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court of Los Angeles (the "Court"). Any decision rendered by the arbitrator and such arbitration will be final, binding and conclusive and judgment shall be entered pursuant to CCP Section 644 in any court in the State of California having jurisdiction.

          (b) Except as expressly set forth in this Agreement, the arbitrator shall determine the manner in which the proceeding is conducted, including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the proceeding. All proceedings and hearings conducted before the arbitrator, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the arbitrator. The party making such a request shall have the obligation to arrange for any pay for the court reporter. The costs of the court reporter shall be borne equally by the parties.

          (c) The arbitrator shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will

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be applicable to the reference proceeding. The arbitrator shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The arbitrator shall issue a single judgement at the close of the proceeding which shall dispose of all of the claims of the parties that are the subject of the proceeding. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgement entered by the arbitrator. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a proceeding governed under this provision.

     9.   Binding Agreement
          -----------------

          This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. In the event that ICII assigns its rights to purchase the Stock under Section 1.6 of the Purchase Agreement, all references to Employer set forth herein shall mean such assignee.

     10.  Captions
          --------

          The Section captions are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

     11.  Entire Agreement
          ----------------

          This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, between Employee and Employer and its affiliates. Any such prior agreements are hereby terminated and of no further effect and Employee by the execution hereof agrees that any compensation provided for under any such prior agreement(s) is specifically superseded and replaced by the provision of this Agreement. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

     12.  Governing Law
          -------------

          This Agreement shall be governed and construed in accordance with the laws of the State of California.

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     13.  Notices. All notices and other communications under this Agreement
          -------
shall be in writing (including, without limitation, telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

          If to the Employee, to:

          Scott B. Sampson
          CoastFed Business Credit Corporation
          12121 wilshire Boulevard, Suite 114
          Los Angeles, California 90025
          Telephone: (310) 820-6681
          Facsimile: (310) 826-2884

          with a copy to:

          ___________________________________
          ___________________________________
          ___________________________________
          Telephone: ________________________
          Facsimile: ________________________
          Attention: ________________________

          If to the Employer or ICII, to:

          Imperial Credit Industries, Inc.
          3701 Skypark Drive, Building #6, Suite 130
          Torrance, California 90505
          Telephone: (310) 791-8222
          Facsimile: (310) 791-8226
          Attention: H. Wayne Snavely,
          Chairman of the Board

          with a copy to:

          Freshman, Marantz, Orlanski, Cooper & Klein
          Eighth Floor, East Tower
          9100 Wilshire Boulevard
          Beverly Hills, California 90212
          Telephone: (310) 273-1870
          Facsimile: (310) 274-8293
          Attention: Thomas J. Poletti, Esq.

All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, cabled or delivered, be effective three days after deposit in the mails, delivered to the telegraph company, confirmed by telex answerback, telecopied with confirmation of receipt, delivered to the cable company, delivered by hand to the addressee or one day after delivery to the courier service.

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     14.  Attorney's Fees. In the event that any party shall bring an action or
          ---------------
proceeding in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expense of litigation or arbitration, including reasonable attorney's fees, court costs, costs of investigation and other costs reasonably related to such proceeding.

          IN WITNESS WHEREOF, this Employment Agreement is executed as of the day and year first above written.

                                        "EMPLOYER"


                                        CoastFed Business Credit
                                        Corporation



                                        By: /s/ Jack Baruch
                                           ---------------------------------
                                           Name:  Jack Baruch
                                           Title: CEO


                                        "EMPLOYEE"

                                        /s/ Scott B. Sampson
                                        ------------------------------------
                                        SCOTT B. SAMPSON

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